Exhibit 99.1

Transcript of video at https://www.youtube.com/watch?v=VsOu4UOjhMs:

Orgenesis is a global biotech company working to unlock the full potential of cell and gene therapies (CGTs) in an affordable and accessible format at the point of care. CGTs are among the fastest growing sectors in medicine, but the currently approved products can cost hundreds of thousands of dollars per patient and rely on manual processes in cleanrooms that are not easy to scale. In order to make these therapies accessible to all, we created a new cell and gene therapy value chain from research and licensing through clinical trials, processing, to distribution at the point of care. The Orgenesis POCare Platform is comprised of three enabling components. A pipeline of licensed therapeutics that are processed and produced in closed, automated Technology systems across a collaborative Network. Orgenesis identifies promising new therapies and leverages its POCare Platform to provide a rapid, globally harmonized pathway for these therapies to reach and treat large numbers of patients at lowered costs through efficient, scalable, and decentralized production. The POCare Network brings together patients, doctors, industry partners, research institutes and hospitals worldwide to achieve harmonized, regulated clinical development and production of therapies. Orgenesis advances in-house research programs collaborating with primary investigators from leading research institutions and hospitals. A global network provides access to the most innovative technologies and therapies across the ecosystem. This solution allows us to quickly expand capacity in existing and new sites. Our goal is to create the most efficient value chain for advanced therapies, making them accessible to millions of patients across the globe rapidly and at an affordable cost. We integrate these combined solutions into a mobile biotech processing unit – The Orgenesis Mobile Processing Unit and Labs, or OMPUL. This is a mobile unit with the required biosafety classifications that allows quick deployment at hospitals or other health care facilities for production and distribution of cell and gene therapies on site. Currently, we are deploying our proprietary therapies to POCare centers around the globe including CAR-T therapies targeting blood cancers, Tils targeting solid tumors and reprogrammed cells for regenerative indications. Orgenesis’ Point-of-Care Platform brings automated solutions for mass production of personalized cell and gene therapies making the technology of tomorrow available today and groundbreaking therapies accessible to all.